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Exhibit 10.1

                                DATIGEN.COM, INC.

                                                            December 15, 2004

Purisys, Inc.
207 Piaget Avenue
Clifton, NJ 07011
Attn: Aharon Y. Levinas

                           Re:  Binding Letter of Intent

Gentlemen:

         This Letter of Intent (this "Letter of Intent") shall set forth our mutual agreement regarding a transaction (the "Transaction") whereby Datigen.com, Inc., a Utah corporation ("Purchaser") shall purchase all right, title and interest related to the Battery Brain Product (the "Battery Brain Product") owned by Purisys, Inc., a New Jersey corporation ("Seller").


1. Purchase and Sale of the Assets. Upon execution and delivery of a definitive Purchase Agreement between Purchaser and Seller, Seller shall sell, convey, transfer, assign and deliver possession to Purchaser, and Purchaser agrees to purchase and acquire from Seller, all of Seller's right, title and interest in and to all of the assets specified below (the "Assets"), free and clear of any and all liens, pledges, claims, charges, actions, suits, proceedings, hypothecation, security interests, preemptive rights, right of first refusal or other rights or restrictions or encumbrances of any kind ("Liens"):


       (a) all of the Seller's intellectual property relating to the Battery Brain Product ("Seller's Intellectual Property");


       (b) the goodwill associated with or attributable to the Seller's Intellectual Property;


       (c) all of the rights of the Seller under any and all contracts with customers for the Battery Brain Product;


       (d) all of the rights of the Seller under any and all customer purchase orders;


       (e)    all of the inventory associated with the Battery Brain Product;


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       (f)    the equipment that the Seller used or uses for the development, production and testing of the Battery Brain Product, and which is owned by or licensed to or registered in the name of Seller (the "Equipment"); and

       (g) any and all other properties or assets of all other character or description, tangible or intangible, owned by Seller or Aharon Y. Levinas ("Principal") and used or held for use in connection with the Battery Brain Product.

         2. Consideration. In exchange for the Assets, Purchaser shall pay to
Seller: (i) one hundred thousand ($100,000) dollars (the "Cash Consideration"); and (ii) the number of shares (rounded to the nearest whole share) of the Common Stock of the Purchaser, to be issued in accordance with the instructions of the Seller, which will constitute, as of the closing date, twenty (20%) percent of the issued and outstanding shares of Common Stock of the Purchaser on a fully diluted basis (the "Equity Consideration").

         3. No Assumption of Liabilities. Purchaser will not assume any liabilities, costs, debts, claims and obligations of Seller relating to the Assets or otherwise. All liabilities relating to the Assets shall remain the sole responsibility of, and shall be retained, paid, performed or discharged solely by, the Seller, other than the liabilities of the Battery Brain Product which are specifically assumed by the Purchaser in the definitive Purchase Agreement.

         4. Appointment of CTO. The board of directors of Purchaser shall cause Principal to be appointed as the Chief Technology Officer of the Purchaser within 90 days after the date of the definitive Purchase Agreement, in accordance with the provisions of a consulting agreement to be executed between Purchaser and Mr. Levinas.

         5. Directors. Following the closing of the Transaction, the board of directors of the Purchaser shall consist of five (5) members. Principal shall be entitled to appoint two (2) representatives to the board of directors of the Purchaser (the "Levinas' Directors"). Upon any retirement, resignation, death or disability of any Levinas' Director, Principal shall have the sole right to appoint a replacement.

         6. Registration Rights. Purchaser and Principal mutually agree to negotiate, in good faith, an agreement regarding the registration rights of Levinas for the shares of Common Stock of the Purchaser constituting the Equity Consideration. Principal shall be entitled to equal registration rights with the controlling shareholders of the Purchaser, pro rata in accordance with their holdings in the Purchaser, subject to a lock-up agreement.

         7. Closing. The closing is subject to the following terms:

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                  (i) Payment of the Cash Consideration;


                  (ii) Issuance of the shares of Common Stock of the Purchaser constituting the Equity Consideration;


                  (iii) Completion of Purchaser's due diligence review of Seller and the Battery Brain Product to its full satisfaction, which shall be in its sole and absolute discretion;


                  (iv) Approval of the Transaction by the boards of directors of Purchaser and Seller;


                  (v) Purchaser shall have received equity investments of not less than $900,000, which shall be invested in the development and marketing of the Battery Brain Product;


                  (vi) There shall be no injunctions, restraints or lawsuits against the consummation of the Transaction or limiting Purchaser's rights or use of the Assets;


                  (vii) Receipt of any and all consents and approvals for the consummation of the Transaction; and


                  (viii) Execution and delivery of documentation appropriate for the Transaction in form and substance mutually acceptable to both parties, containing customary terms, representations, conditions, covenants and indemnities for a transaction of this nature, including, without limitation, the negotiation, execution and delivery of a definitive purchase agreement (the "Purchase Agreement"), and the execution and filing with the proper authorities by Seller of any and all documents necessary to effect the transfer of Seller's Intellectual Property to Purchaser.


         Subject to the forgoing, it is the intent of the parties that definitive documentation with respect to the transactions contemplated in this Letter of Intent shall be executed and delivered within 30 days from the date hereof and the parties shall use their best efforts to achieve same.


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         The Purchaser agrees that within 10 days from the date this Agreement is executed and delivered by all the parties, the Purchaser shall advance an aggregate amount of $100,000 plus $20,000 towards payment of the Cash Consideration. If the transactions contemplated herein are terminated by either party, said sum shall automatically be deemed as a loan from Purchaser to Seller, and shall be due and payable not less than 15 days from the date of such termination.


         8. Due Diligence. Seller shall provide the officers, independent certified public accountants, counsel, bankers and other representatives of Purchaser access to its properties, books, records, personnel, business and other commercial relationships, and will fully cooperate in order that Purchaser may have full opportunity to make investigation as it reasonably desires.

         Each party shall cooperate fully with the other in furnishing any necessary information required in connection with the preparation, distribution and filing with the Securities and Exchange Commission and any other government or regulatory agencies or stock exchanges.

         9. No Shop. In consideration of the above, including but not limited to the $100,000 cash payment being paid to Seller on the date hereof, Seller shall not, nor will it permit any of its officers, directors, employees, stockholders, agents, representatives (including, without limitation, brokers, financial advisors and the Principal) or any other person acting on behalf of Seller, to, directly or indirectly, (i) solicit, negotiate and/or accept any offer to acquire any of Seller's securities and/or all or substantially all of its assets until the execution and delivery of definitive agreements with respect to the Transaction and (ii) acquire any shares of Purchaser, whether such acquisition is made in the public markets or via a private sale.

         10. Conduct of Business Prior to Closing. Until the closing of the Transaction, or termination of this Letter of Intent as provided in paragraph 14 hereof, Seller and Principal shall use their best efforts to preserve and maintain their assets and shall conduct their business only in the normal and ordinary course. Principal, Seller and Seller's subsidiaries and holdings, shall not, among other things, without the consent of Purchaser, do any of the following: (i) enter into any transaction outside the ordinary course of business; or (ii) enter into, assume or become bound or obligated by any agreement, contract or commitment or extend or modify the terms of any presently existing agreement; or (iii) increase the compensation of any employee of Seller, or (iv) make any payment or incur any obligation to any affiliate of Seller, or (v) sell, assign or license any material assets of Seller or any of its intellectual property; or (vi) establish any new, or modify any existing, employee benefit, compensation or stock plan; or (vii) declare or pay any dividends or make any distribution of assets to its shareholder or pay any bonuses or make any other extraordinary payments to its officers, directors or employees; or (viii) grant any share options or issue any new shares or any other securities; or (ix) hire any new employees or consultants.


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         11. Brokers. Seller represents and warrants that it has not retained or used, and will not retain or use, the services of any broker or finder which would result in the imposition of a fee to Purchaser.


         12. Expenses. Each party shall bear its own expenses and costs related to the Transaction, including, without limitation, attorneys' fees and disbursements.

         13. Confidentiality. Except as required by applicable law, Seller shall not disclose nor permit its officers, representatives, agents or employees to discuss the existence or terms of this Agreement to any third party without the prior written consent of the other party. Purchaser, in its sole discretion, shall determine the form, timing and contents of announcements and disclosures regarding the Transaction. Seller acknowledges that Purchaser is a publicly traded company and, therefore, Purchaser may be required to disclose this Letter of Intent or the terms hereof in a public filing in order to comply with securities laws.



            14. Termination. The parties agree to negotiate in good faith the terms and conditions of the definitive agreements with respect to the Transaction until this Letter of Intent is terminated in accordance with the terms of this paragraph 14. This Letter of Intent shall terminate upon the earlier of the execution of a definitive Purchase Agreement or the providing of notice by Purchaser of cancellation of the proposed Transaction or this Letter of Intent to Seller. Upon such termination, the parties shall no longer have any rights or obligations with respect to this Letter of Intent except with respect to paragraphs 11 through 18, inclusive, which shall survive such termination.



         15. Governing Law. This Letter of Intent shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein without giving effect to conflict of law principles.



         16. Binding Effect. This Letter of Intent shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, representatives and permitted assigns. No assignment of this Letter of Intent or any right or obligation hereunder may be made by the parties without the prior written consent of the other party, and any such attempted assignment shall be void.


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         17. Counterparts. This Letter of Intent may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



         18. Independent Counsel. The parties hereto agree that this Letter of Intent is the product of negotiation between sophisticated individuals, each of whom were either represented by counsel or had an opportunity to be so represented, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof.


         If the foregoing accurately sets forth our agreement, please execute where indicated below and return a fully executed copy of this Letter of Intent to our attention, whereupon this Letter of Intent shall become a valid and binding agreement between us in accordance with the terms hereof.



                                                     DATIGEN.COM, INC.

                                                     By: /s/Amir Uziel
                                                        ---------------------
                                                        Name: Amir Uziel
                                                        Title: President

         AGREED AND ACCEPTED:

         PURISYS, INC.

         By: /s/Aharon Y. Levinas
             ---------------------------
             Name: Aharon Y. Levinas
             Title:

         /s/Aharon Y. Levinas
         -------------------------------
         Aharon Y. Levinas, individually